SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 5, 2003

INDUS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2293	94-3273443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Windy Ridge Parkway, Atlanta, Georgia 30339

(Addresses of Principal Executive Offices, including Zip Code)

(770) 952-8444

(Registrant’s Telephone Number, including Area Code)

SIGNATURE
INDEX TO EXHIBITS
EX-4.1 FORM OF CONVERTIBLE NOTE
EX-10.1 PROMISSORY NOTE DATED MARCH 5, 2003
EX-10.2 GUARANTY DATED MARCH 5, 2003
EX-10.3 AMENDMENT NO. 1 DATED MARCH 5, 2003
EX-99.1 PRESS RELEASE DATED MARCH 6, 2003

Item 2. Acquisition or Disposition of Assets.

     On March 5, 2003, Indus International, Inc., a Delaware corporation (the “Company” or “Indus”) completed its acquisition (the “Acquisition”) of the Global Energy and Utility Solutions (“GEUS”) business unit of Systems & Computer Technology Corporation (“SCT”). The aggregate purchase price for the Acquisition was approximately $37.8 million and is subject to post-closing adjustment based upon closing working capital calculations.

     On the same date, the Company completed its private placement offering (the “Offering”) to purchasers of approximately 6.8 million shares (the “Shares”) of the Company’s common stock, par value $.001 (the “Common Stock”) at an aggregate purchase price of approximately $10.3 million, and approximately $14.5 million of the Company’s 8% convertible notes due nine months after issuance (the “Convertible Notes”). The Convertible Notes are convertible into shares of Common Stock only upon receipt of the requisite approval of the Company’s stockholders, and, once approved, will automatically be converted at the same price per share as the Shares, subject to certain adjustments.

     The Company financed the remainder of the purchase price for the Acquisition with approximately $3 million from cash in currently available funds and the issuance of a $10 million promissory note to SCT Financial Corporation, indirectly secured by a mortgage on certain real property that the Company acquired in the Acquisition. The Company intends to repay the note to SCT Financial Corporation prior to its maturity with the proceeds of a third-party mortgage on the GEUS real property.

     On March 6, 2003, the Company issued the press release filed as Exhibit 99.1 with this Current Report on Form 8-K, announcing the completion of the Acquisition and the Offering.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits.

     (a)  Financial Statements of the Businesses Acquired. Financial Statements of GEUS for periods specified in Rule 3-05(b) of Regulation S-X will be filed on an amendment to this form within 60 days of the date this Report was required to be filed.

     (b)  Pro Forma Financial Information (Unaudited). Pro Forma Financial Information required pursuant to Article 11 of Regulation S-X will be filed on an amendment to this form within 60 days of the date this Report was required to be filed.

     (c)  Exhibits.

     The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Form of Convertible Note.
10.1	Promissory Note, dated March 5, 2003, issued by Indus International, Inc. in favor of SCT Financial Corporation.
10.2	Guaranty and Suretyship Agreement, dated March 5, 2003, by Indus Utility Systems, Inc. (f/k/a SCT Utility Systems, Inc.) in favor of SCT Financial Corporation.
10.3	Amendment No. 1 to Purchase Agreement, dated as of March 5, 2003, by and among Indus International, Inc., SCT Utility Systems, Inc., SCT, SCT Financial Corporation, SCT Property, Inc., SCT International Limited, SCT Technologies (Canada) Inc., SCT Software & Resource Management Corporation and Systems & Computer Technology International B.V.
99.1	Press Release, dated March 6, 2003.

Item 9. Regulation FD Disclosure.

     The following information contains statements, estimates or projections, that are not historical in nature and that may constitute “forward-looking statements” as defined under U.S. federal securities laws. These statements include, but are not limited to, pro forma and projected revenues, gross margin, operating income and loss and net income and loss for the Company after giving effect to its acquisition of the GEUS business unit of SCT for fiscal years ending December 31, 2002 through 2004, the incremental revenues of the GEUS business, the gross margins of the GEUS business, the incremental net income and positive cash flows of the GEUS business for fiscal year ending December 31, 2003, synergies and cost savings resulting from the acquisition of GEUS, the benefits of the combined Indus and GEUS solutions, targeted growth rates in revenue, targeted gross margins, targeted pre-tax operating margins and the Company’s business strategy. The financial information provided for all fiscal years is on a pro forma combined basis after giving effect to the GEUS acquisition as if the Acquisition was effective as of the beginning of the relevant fiscal year. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our expectations or projections. These risks include, but are not limited to, the successful integration of the Acquisition of GEUS, including the challenges inherent in diverting the Company’s management attention and resources from other strategic matters and from operational matters, the successful rationalization of the GEUS business and products, ability to realize anticipated or any synergies or cost-savings from the Acquisition, current market conditions for Indus’ and GEUS products and services, Indus’ ability to achieve growth in its core product offerings and the combined Indus/GEUS offerings, Indus’ ability to achieve projected revenues, gross margin, operating results and earnings, market acceptance and the success of Indus’ and GEUS products, the success of the Company’s product development strategy, Indus’ competitive position, the ability to enter into new partnership arrangements and to retain existing partnership arrangements, uncertainty relating to and the management of personnel changes, timely development and introduction of new products, releases and product enhancements, current economic conditions and the timing and extent of a recovery, heightened security and war or terrorist acts in countries of the world that affect the Company’s business, and other risks identified from time-to-time in the Company’s SEC filings. Investors are advised to consult the Company’s filings with the SEC, including its 2001 Annual Report on Form 10-K and its quarterly report on Form 10-Q for the third fiscal quarter ended September 30, 2002 for a further discussion of these and other risks. Financial results for any period are not necessarily an indication of the results that may be expected for any future period.

     In connection with the Company’s private placement of its common stock and convertible notes, the Company provided potential investors, subject to confidentiality and standstill agreements, with the following financial projections. These projections were based upon the assumptions and estimates of management based upon information available to management as of the date that they were provided to investors. In particular, the projections below include the following assumptions: incremental revenues from the GEUS business in fiscal 2003 of approximately $60-65 million; gross margins for the GEUS business in fiscal 2003 and 2004 comparable to Indus gross margins; incremental net income from the GEUS business in fiscal 2003 of between $2 and $4 million with positive cash flow in fiscal 2003; synergistic incremental revenues of approximately 4% of projected combined revenues for 2003 and approximately 7% of projected combined revenues for 2004; annualized savings of approximately $1 million starting in 2003, with additional potential costs savings to be recognized from economies of scale beginning in 2004; tax synergies from existing Indus net operating loss carryforwards; a purchase accounting adjustment in fiscal 2003 of approximately $3.6 million required by GAAP to record deferred maintenance revenue at fair value at the time of the Acquisition; and one-time integration costs relating to the Acquisition in fiscal 2003 of approximately $2.3 million. These projections do not include the cost of the Acquisition and the cost of the Offering of approximately $2.8 million. The Acquisition costs will be capitalized as part of the purchase price and the Offering costs will be included as equity costs, according to GAAP requirements.

     The pro forma results of operations for 2002 below reflect the combined unaudited results of GEUS on a stand-alone basis for its fiscal year ended September 30, 2002 provided to the Company by SCT and the unaudited results of the Company for its fiscal year ended December 31, 2002.

     The projections for 2003 presented below include combined results of the Company and GEUS for the full fiscal year ending December 31, 2003, although the Acquisition was not consummated until March 5, 2003. Pursuant to GAAP, the actual financial statements of the Company for the fiscal year ending December 31, 2003 will only include the results of operations of GEUS for the period beginning on March 5, 2003, the date of the consummation of the Acquisition. As a result, actual results for the combined Company for fiscal year ending December 31, 2003 will not be comparable to the projections for 2003 provided below.

     In addition to the assumptions discussed above, the projections for fiscal year ending December 31, 2004 were primarily based upon our targeted growth rate in revenues of approximately 13% a year, a targeted gross margin percentage increasing to approximately 60% by 2006, and a targeted pre-tax operating margin increasing to 15% by 2006. In constructing the projections for fiscal year 2004, we applied the foregoing targeted growth rate and an incremental increase in gross and pre-tax margins towards our targets, applied to our projections for fiscal 2003.

     During discussions with investors, in conjunction with the financing necessary to complete the acquisition, the Company was asked to comment upon its projected growth rate and profitability for the combined company for the years 2005 and 2006. In response, the Company indicated that it’s targeting a revenue growth rate of 12% to 13%, gross margin increasing to 60%, and a 15% pre-tax operating margin. The foregoing targeted rates represent our strategic, intermediate term goals for the combined Company.

     The following projections should be read in conjunction with the financial statements of the Company that have been filed with the SEC or otherwise made publicly available. All dollar amounts are in thousands.

	Projections		Historical Pro Forma (Unaudited)

Fiscal Year Ending December 31	2003	2004	2002

Revenues:
Software Licensing Fees	31,058	43,143	24,120
Services, Maintenance And Other	157,633	170,278	167,982
Total Revenue	188,691	213,421	192,102
Cost Of Revenues	89,558	89,911	95,881
Gross Margin	99,132	123,509	96,221
%	52.5%	57.9%	50.1%
Total Operating Expenses	101,903	105,879	131,089
Income(Loss) From Operations	(2,771)	17,630	(34,868)
%	-1.5%	8.3%	-18.2%
Net Income/(Loss)	(1,997)	14,984	(28,554)
%	-1.1%	7.0%	-14.9%

     The Company is not making any representation to any person regarding the ultimate performance of the Company compared to the information contained in the foregoing projections, and does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The Company does not as a matter of course make public any forecasts of periods other than its current fiscal year and does not intend to do so in the future.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUS INTERNATIONAL, INC.

/s/ Jeffrey A. Babka

Name:	Jeffrey A. Babka
Title:	Executive Vice President Finance and Administration and Chief Financial Officer

Date: March 6, 2003

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Form of Convertible Note.
10.1	Promissory Note dated March 5, 2003 issued by Indus International, Inc. in favor of SCT Financial Corporation.
10.2	Guaranty and Suretyship Agreement, dated March 5, 2003, by Indus Utility Systems, Inc. (f/k/a SCT Utility Systems, Inc.) in favor of SCT Financial Corporation.
10.3	Amendment No. 1 to Purchase Agreement, dated as of March 5, 2003, by and among Indus International, Inc., Company, SCT Utility Systems, Inc., SCT, SCT Financial Corporation, SCT Property, Inc., SCT International Limited, SCT Technologies (Canada) Inc., SCT Software & Resource Management Corporation and Systems & Computer Technology International B.V.
99.1	Press Release, dated March 6, 2003.